Exhibit 4.2

EXECUTION VERSION

IRON MOUNTAIN INCORPORATED

THE GUARANTORS NAMED HEREIN

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Trustee

6.000% USD Senior Notes due 2023

FIRST SUPPLEMENTAL INDENTURE

Dated as of August 13, 2013

TO

SENIOR INDENTURE

Dated as of August 13, 2013

THIS FIRST SUPPLEMENTAL INDENTURE, dated as of August 13, 2013 (“Supplemental Indenture”), is by and between IRON MOUNTAIN INCORPORATED, a Delaware corporation (the “Company”), having its principal office at 745 Atlantic Avenue, Boston, Massachusetts 02111, the guarantors signatory hereto (the “Guarantors”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”), having its principal corporate trust office at 150 East 42nd Street, New York, New York 10017.

WITNESSETH:

WHEREAS, the Company and the Trustee are parties to that certain Senior Indenture, dated August 13, 2013 (the “Indenture”), to provide for the issuance by the Company from time to time of Securities to be issued in one or more series as provided in the Indenture;

WHEREAS, the issuance and sale of up to $600,000,000 aggregate principal amount of a series of the Company’s Securities (the “Notes”) have been authorized by resolutions adopted by the Board of Directors of the Company on June 6, 2013 and by the Finance Committee of the Board of Directors of the Company on August 2, 2013;

WHEREAS, the Company desires to issue and sell $600,000,000 aggregate principal amount of the Notes on the date hereof;

WHEREAS, the Company desires to enter into this Supplemental Indenture pursuant to Section 2.2 of the Indenture to supplement the Indenture to establish the form and terms of the Notes;

WHEREAS, all things necessary have been done by the Company to make this a legal, valid and binding Supplemental Indenture, enforceable against the Company, and

NOW, THEREFORE, for and in consideration of the premises stated herein and the purchase of the Notes by the Holders thereof, the parties hereto hereby enter into this Supplemental Indenture, for the equal and proportionate benefit of all Holders of Notes, as follows:

ARTICLE 1.

DEFINITIONS

Section 1.1. Definitions. All of the terms used in this Supplemental Indenture that are defined in the Indenture shall have the meanings specified in the Indenture, unless otherwise defined herein (in which case they shall have the meanings defined herein for the purposes of the Indenture as well as for this Supplemental Indenture) or unless the context otherwise requires, and for the purposes of this Supplemental Indenture, the following terms have the meanings set forth in this Section:

“Acquired Debt” means, with respect to any specified Person:

(1)                                 Indebtedness of any other Person, existing at the time such other Person merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person; and

(2)                                 Indebtedness encumbering any asset acquired by such specified Person.

“Acquisition EBITDA” means, as of any date of determination, with respect to an Acquisition EBITDA Entity, the sum of:

(1)                                 EBITDA of such Acquisition EBITDA Entity for the most recently ended four full fiscal quarters for which internal financial statements are available at such date of determination (adjusted to give pro forma effect to any acquisition or disposition of a business or Person by such Acquisition EBITDA Entity consummated during the period covered by, or after the date of, such four full fiscal quarters) or, if statements are not available for such four full fiscal quarters, EBITDA for the most recently ended fiscal quarter for which internal financial statements are available, annualized, plus

(2)                                 projected quantifiable improvements in operating results (on an annualized basis) due to cost reductions calculated in good faith by the Company or one of its Restricted Subsidiaries, as certified by an Officers’ Certificate filed with the Trustee, without giving effect to any operating losses of the acquired Person.

“Acquisition EBITDA Entity” means, as of any date of determination, a business or Person:

(1)                                 which has been acquired by the Company or one of its Restricted Subsidiaries and with respect to which internal financial statements on a consolidated basis with the Company are not available for four full fiscal quarters; or

(2)                                 which is to be acquired in whole or in part with Indebtedness, the incurrence of which will require the calculation on such date of the Acquisition EBITDA of such Acquisition EBITDA Entity for purposes of Section 2.6(b) of this Supplemental Indenture (Section 4.9 of the Indenture).

“Additional Notes” means such amount of the Company’s 6.000% USD Senior Notes due 2023  (other than the Initial Notes) as the Company may issue from time to time under this Supplemental Indenture in accordance with Section 2.2 hereof as part of the same series as the Initial Notes.

“Adjusted EBITDA” means, as of any date of determination and without duplication, the sum of:

(1)                                 EBITDA of the Company and its Restricted Subsidiaries for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available at such date of determination; and

(2)                                 Acquisition EBITDA of each business or Person that is an Acquisition EBITDA Entity as of such date of determination, multiplied by a fraction, (i) the numerator of which is 12 minus the number of months (and/or any portion thereof) in such most recent four full fiscal quarters for which the financial results of such Acquisition EBITDA Entity are included in the EBITDA of the Company and its Restricted Subsidiaries under clause (1) above, and (ii) the denominator of which is 12.  The effects of unusual items, including merger-related expenses permitted to be shown as a separate line item on a statement of operations in accordance with GAAP, or non-recurring items in respect of the Company, a Restricted Subsidiary or an Acquisition EBITDA Entity occurring in any period shall be excluded in the calculation of Adjusted EBITDA.

“Agent Members” means members of, or participants in, the Depository.

“Canadian Dollars” means lawful money of Canada.

“Canadian Indenture” means the senior indenture dated as of the date hereof among Iron Mountain Canada Operations ULC, an indirect wholly owned subsidiary of the Company, the Company and the Trustee, in its capacity as trustee under such indenture, as supplemented by a First Supplemental Indenture also dated as of the date hereof by and among, Iron Mountain Canada Operations ULC, the Company, the subsidiaries of the Company party thereto and the Trustee, in its capacity as trustee under such indenture, as amended modified or further supplemented from time to time.

“Canadian Notes” means the 6.125% CAD Senior Notes due 2021 issued by Iron Mountain Canada Operations ULC under the Canadian Indenture and Guaranteed by the Company and the Subsidiary Guarantors.

“Cash Equivalents” means:

(1)                                 securities with maturities of one year or less from the date of acquisition, issued, fully guaranteed or insured by the United States Government or any agency thereof;

(2)                                 certificates of deposit, time deposits, overnight bank deposits, bankers’ acceptances and repurchase agreements issued by a Qualified Issuer having maturities of 270 days or less from the date of acquisition;

(3)                                 commercial paper of an issuer rated at least A-2 by Standard & Poor’s Rating Group, a division of McGraw Hill Financial, Inc., or P-2 by Moody’s Investors Service, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments, and having maturities of 270 days or less from the date of acquisition;

(4)                                 money market accounts or funds with or issued by Qualified Issuers;

(5)                                 Investments in money market funds substantially all of the assets of which are comprised of securities and other obligations of the types described in clauses (1) through (3) above or (6) below;

(6)                                 U.S. Dollars, Canadian Dollars, Euros or Pounds Sterling.

“Change of Control” means the occurrence of any of the following events:

(1)                                 any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Principal Stockholders (or any of them), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority of the voting power of the Voting Stock of the Company;

(2)                                 the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any Person (including any

“person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than the Principal Stockholders (or any of them); and

(3)                                 the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with Section 5.1 of the Indenture.

“Consolidated Adjusted Net Income” means, for any period, the net income (or net loss) of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, adjusted to the extent included in calculating such net income or loss by excluding:

(1)                                 any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto);

(2)                                 any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales;

(3)                                 the portion of net income (or loss) of any Person (other than the Company or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which the Company or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any Restricted Subsidiary in cash dividends or distributions by such Person during such period; and

(4)                                 the net income (or loss) of any Person combined with the Company or any Restricted Subsidiary on a “pooling of interests” basis attributable to any period prior to the date of combination.

“Consolidated Income Tax Expense” means, for any period, the provision for federal, state, local and foreign income taxes of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, without duplication, the sum of:

(1)                                 the amount which, in conformity with GAAP, would be set forth opposite the caption “interest expense” (or any like caption) on a consolidated statement of operations of the Company and its Restricted Subsidiaries for such period, including, without limitation:

(i)                                     amortization of debt discount;

(ii)                                  the net cost of interest rate contracts (including amortization of discounts);

(iii)                               the interest portion of any deferred payment obligation;

(iv)                              amortization of debt issuance costs; and

(v)                                 the interest component of Capital Lease Obligations of the Company and its Restricted Subsidiaries; plus

(2)                                 all interest on any Indebtedness of any other Person Guaranteed and paid by the Company or any of its Restricted Subsidiaries;

provided, however, that Consolidated Interest Expense will not include any gain or loss from extinguishment of debt, including write-off of debt issuance costs.

“Consolidated Non-Cash Charges” means, for any period, the aggregate depreciation, amortization and other non-cash expenses of the Company and its Restricted Subsidiaries (including without limitation any minority interest) reducing Consolidated Adjusted Net Income for such period, determined on a consolidated basis in accordance with GAAP (excluding any such non-cash charge to the extent that it requires an accrual of or reserve for cash charges for any future period).

“Consolidated Total Assets” of any Person as of any date means the total assets of such Person and its Restricted Subsidiaries as of the most recent fiscal quarter end for which a consolidated balance sheet of such Person and its Restricted Subsidiaries is available, all calculated on a consolidated basis in accordance with GAAP.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Credit Agreement” means that certain Credit Agreement, dated as of June 27, 2011, as amended by the Amendment dated as of August 15, 2012, the Second Amendment dated as of January 31, 2012 and the Third Amendment dated as of August 7, 2013, among the Company, Iron Mountain Information Management, LLC and certain other Subsidiaries of the Company, as borrowers, the lenders and agents party thereto, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as further amended, restated, supplemented, modified, renewed, refunded, increased, extended, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time

“Credit Facilities” means, one or more debt facilities (including, without limitation, any Credit Agreement), indentures or commercial paper facilities, in each case, with banks or other institutional lenders, accredited investors or institutional investors providing for revolving credit loans, term loans, term debt, debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, extended, increased, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Definitive Notes” means Notes that are in the form of the Notes attached hereto as Exhibit A, that do not include the information called for by Section 2.15 of the Indenture.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale, disposition, redemption or payment of, on or with respect to such Designated Non-Cash Consideration.

“EBITDA” means for any period Consolidated Adjusted Net Income for such period increased by:

(1)                                 Consolidated Interest Expense for such period; plus

(2)                                 Consolidated Income Tax Expense for such period; plus

(3)                                 Consolidated Non-Cash Charges for such period.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Proceeds” means:

(1)                                 with respect to Equity Interests (or debt securities converted into Equity Interests) issued or sold for cash U.S. Dollars, the aggregate amount of such cash U.S. Dollars; and

(2)                                 with respect to Equity Interests (or debt securities converted into Equity Interests) issued or sold for any consideration other than cash U.S. Dollars, the aggregate Market Price thereof computed on the date of the issuance or sale thereof.

“Excluded Restricted Subsidiary” means any Restricted Subsidiary organized under the laws of a jurisdiction other than the United States (as defined in Regulation S under the Securities Act) and that has not delivered a Subsidiary Guarantee.

“Existing Indebtedness” means Indebtedness of the Company and its Subsidiaries (other than under the Credit Agreement) in existence on the date of this Supplemental Indenture, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Company (unless otherwise provided in this Supplemental Indenture).

“GAAP” means accounting principles generally accepted in the United States of America which were in effect on December 30, 2002.

“Global Note” means a permanent global Note that contains the paragraph referred to in Section 2.15.3 of the Indenture and the additional Schedule of Exchanges of Notes to the form of the Note attached hereto as Exhibit A, and that are deposited with and registered in the name of the Depository.

“Indebtedness” means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, and whether or not contingent:

(1)                                 every obligation of such Person for money borrowed;

(2)                                 every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)                                 every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person;

(4)                                 every obligation of such Person issued or assumed as the deferred purchase price of property or services;

(5)                                 every Capital Lease Obligation;

(6)                                 all Disqualified Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price, plus accrued and unpaid dividends (unless included in such maximum repurchase price);

(7)                                 all obligations of such Person under or with respect to Hedging Obligations which would be required to be reflected on the balance sheet as a liability of such Person in accordance with GAAP; and

(8)                                 every obligation of the type referred to in clauses (1) through (7) of another Person and dividends of another Person the payment of which, in either case, such Person has Guaranteed.

For purposes of this definition, the “maximum fixed repurchase price” of any Disqualified Stock that does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Indebtedness is required to be determined pursuant to the Indenture. Notwithstanding the foregoing, trade accounts payable and accrued liabilities arising in the ordinary course of business and any liability for federal, state or local taxes or other taxes owed by such Person shall not be considered Indebtedness for purposes of this definition. The amount outstanding at any time of any Indebtedness issued with original issue discount is the aggregate principal amount at maturity of such Indebtedness, less the remaining unamortized portion of the original issue discount of such Indebtedness at such time, as determined in accordance with GAAP. Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Initial Notes” means the first $600,000,000 aggregate principal amount of 6.000% USD Senior Notes due 2023 that are issued under this Supplemental Indenture, as amended or supplemented from time to time pursuant to the Indenture.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Leverage Ratio” means, at any date, the ratio of:

(1)                                 the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding as of the most recent available quarterly or annual balance sheet, to

(2)                             Adjusted EBITDA, after giving pro forma effect,

in each case and without duplication, to

(i)            the incurrence, repayment or retirement of any Indebtedness by the Company or its Restricted Subsidiaries since the last day of the most recent full fiscal quarter of the Company;

(ii)           if the Leverage Ratio is being determined in connection with the incurrence of Indebtedness by the Company or a Restricted Subsidiary, such Indebtedness; and

(iii)          the Indebtedness to be incurred in connection with the acquisition of any Acquisition EBITDA Entity.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code, or equivalent statutes, of any jurisdiction).

‘‘Make-Whole Amount’’ means, with respect to any Note, an amount equal to the excess, if any, of:

(1) the present value of the remaining principal, premium and interest payments that would be payable with respect to such Note if such Note were redeemed on August 15, 2018, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over

(2) the outstanding principal amount of such Note.

‘‘Make-Whole Average Life’’ means, with respect to any date of redemption of Notes, the number of years (calculated to the nearest one-twelfth) from such redemption date to August 15, 2018.

“Make-Whole Price” means, with respect to any Note, the greater of:

(1)                                 the sum of the principal amount of and Make-Whole Amount with respect to such Note; and

(2)                                 the redemption price of such Note on August 15, 2018.

“Market Price” means:

(1)                                 with respect to the calculation of Equity Proceeds from the issuance or sale of debt securities which have been converted into Equity Interests, the value received upon the original issuance or sale of such converted debt securities, as determined reasonably and in good faith by the Company’s Board of Directors; and

(2)                                 with respect to the calculation of Equity Proceeds from the issuance or sale of Equity Interests, the average of the daily closing prices for such Equity Interests for the 20 consecutive trading days preceding the date of such computation.

The closing price for each day shall be:

(1)                                 if such Equity Interests are then listed or admitted to trading on the New York Stock Exchange, the closing price on the NYSE Consolidated Tape (or any successor consolidated tape reporting transactions on the New York Stock Exchange) or, if such composite tape shall not be in use or shall not report transactions in such Equity Interests, or if such Equity Interests shall be listed on a stock exchange other than the New York Stock Exchange (including for this purpose the Nasdaq Stock Market), the last reported sale price regular way for such day, or in case no such reported sale takes place on such day, the average of the closing bid and asked prices regular way for such day, in each case on the principal national securities exchange on which such Equity Interests are listed or admitted to trading (which shall be the national securities exchange on which the greatest number of such Equity Interests have been traded during such 20 consecutive trading days); or

(2)                                 if such Equity Interests are not listed or admitted to trading on any such exchange, the average of the closing bid and asked prices thereof in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System or any successor system, or if not included therein, the average of the closing bid and asked prices thereof furnished by two members of the Financial Industry Regulatory Authority selected reasonably and in good faith by the Company’s Board of Directors for that purpose.  In the absence of one or more such quotations, the Market Price for such Equity Interests shall be determined reasonably and in good faith by the Company’s Board of Directors.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, which amount is equal to the excess, if any, of:

(1)                                 the cash received by the Company or such Restricted Subsidiary (including any cash payments received by way of deferred payment pursuant to, or monetization of, a note or installment receivable or otherwise, but only as and when received) in connection with such disposition, over

(2)                                 the sum of:

(i)            the amount of any Indebtedness which is secured by such asset and which is required to be repaid in connection with the disposition thereof; plus

(ii)           the reasonable out-of-pocket expenses incurred by the Company or such Restricted Subsidiary, as the case may be, in connection with such disposition or in connection with the transfer of such amount from such Restricted Subsidiary to the Company; plus

(iii)          provisions for taxes, including income taxes, attributable to the disposition of such asset or attributable to required prepayments or repayments of Indebtedness with the proceeds thereof; plus

(iv)          if the Company does not first receive a transfer of such amount from the relevant Restricted Subsidiary with respect to the disposition of an asset by such Restricted Subsidiary and such Restricted Subsidiary intends to make such transfer as soon as practicable, the out-of-pocket expenses and taxes that the Company reasonably estimates will be incurred by the Company or such Restricted Subsidiary in connection with such transfer at the time such transfer is expected to be received by the Company (including, without limitation, withholding taxes on the remittance of such amount).

“Notes” has the meaning assigned to it in the preamble to this Supplemental Indenture.  The Initial Notes and any Additional Notes shall be treated as a single class for all purposes under this Supplemental Indenture and the Indenture.

“Officers’ Certificate” means a certificate signed, unless otherwise specified, by any two of the Chairman of the Board, a Vice Chairman of the Board, the Chief Executive Officer and President, the Chief Financial Officer, the Controller, or an Executive Vice President of the Company, and delivered to the Trustee.

“Permitted Investments” means:

(1)                                 any Investments in the Company or in a Restricted Subsidiary of the Company, including without limitation any Guarantee of Indebtedness permitted under Section 4.9 of the Indenture;

(2)                                 any Investments in Cash Equivalents;

(3)                                 Investments by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment;

(i)            such Person becomes a Restricted Subsidiary of the Company; or

(ii)           such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)                                 Investments in assets (including accounts and notes receivable) created, owned or used in the ordinary course of business;

(5)                                 any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.15 of the Indenture;

(6)                                 any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(7)                                 any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes;

(8)                                 Investments represented by Hedging Obligations;

(9)                                 loans or advances to employees made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company in an aggregate principal amount not to exceed $10.0 million at any one time outstanding;

(10)                          repurchases of the Notes;

(11)                          any Investment existing on, or made pursuant to binding commitments existing on, the date of this Supplemental Indenture and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the date of the Indenture; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the date of this Supplemental Indenture or (b) as otherwise permitted under the Indenture;

(12)                          Investments acquired after the date of this Supplemental Indenture as a result of the acquisition by the Company or any Restricted Subsidiary of the Company of another Person, including by way of a merger, amalgamation or consolidation with or into the Company or any of its Restricted Subsidiaries, or all or substantially all of the assets of another Person, in each case, in a transaction that is not prohibited by Section 5.1 of the Indenture after the date of this Supplemental Indenture to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation; and

(13)                          other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) that are at any time outstanding not to exceed the greater of (x) $150.0 million and (y) 2.5% of Consolidated Total Assets.

“Permitted Liens” means:

(1)                                 Liens existing as of the date of issuance of the Notes (other than Liens to secure obligations under the Credit Agreement);

(2)                                 Liens on assets of the Company or any of its Restricted Subsidiaries securing Indebtedness and other obligations under Credit Facilities in an aggregate principal amount not to exceed the greater of (a) $2,000.0 million and (b) 2.5x Adjusted EBITDA, in each case, calculated as of the date on which any such Indebtedness was incurred;

(3)                                 Liens on any property or assets of a Restricted Subsidiary granted in favor of the Company or any Restricted Subsidiary;

(4)                                 Liens securing the Notes or the Subsidiary Guarantees;

(5)                                 Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (5) under Section 4.9 of the Indenture covering only the assets acquired with or financed by such Indebtedness;

(6)                                 Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of the Company or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company;

(7)                                 Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of, such acquisition;

(8)                                 Liens to secure Hedging Obligations and/or obligations with respect to Treasury Management Arrangements incurred in the ordinary course of business;

(9)                                 Liens to secure Indebtedness of Restricted Subsidiaries that are not Guarantors permitted under Section 5.1 in the Indenture; provided that such Liens may not extend to any property or assets of the Company or any Guarantor other than the Capital Stock of such non-Guarantor Restricted Subsidiaries;

(10)                          statutory Liens or landlords’ and carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

(11)                          Liens for taxes, assessments, government charges or claims with respect to amounts not yet delinquent or that are being contested in good faith by appropriate proceedings diligently conducted, if a reserve or other appropriate provision, if any, as is required in conformity with GAAP has been made therefor;

(12)                          Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(13)                          easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any Restricted Subsidiary incurred in the ordinary course of business;

(14)                          Liens arising by reason of any judgment, decree or order of any court so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(15)                          Liens arising under options or agreements to sell assets;

(16)                          Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(17)                          Liens securing reimbursement obligations with respect to commercial letters of credit incurred in the ordinary course of business which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(18)                          leases, subleases, licenses and sublicenses granted to others that do not interfere in any material respect with the business of the Company or any Restricted Subsidiary conducted in the ordinary course of business;

(19)                          bankers liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

(20)                          Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(21)                          Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

(22)                          other Liens securing obligations incurred in the ordinary course of business, which obligations do not exceed $50.0 million in the aggregate at any one time outstanding;

(23)                          Liens on assets of the Company or any of its Restricted Subsidiaries securing Indebtedness and other obligations under any accounts receivable sale arrangements, credit facility or conditional purchase contract or similar arrangements providing financing secured directly or indirectly by the accounts receivable and related records, collateral, collections and rights of the Company or its Subsidiaries; provided that the aggregate amount outstanding of all such Indebtedness shall not at any time exceed $400.0 million; and

(24)                          Liens to secure any Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that (a) the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and (b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge.

“Principal Stockholders” means each of Vincent J. Ryan, Schooner Capital Corporation, C. Richard Reese, Kent P. Dauten, and their respective Affiliates.

“Qualified Equity Offering” means an offering of Capital Stock, other than Disqualified Stock, of the Company for U.S. Dollars, whether registered or exempt from registration under the Securities Act.

“Qualified Issuer” means:

(1)                                 any lender party to the Credit Agreement; or

(2)                                 any commercial bank:

(i)                                     which has capital and surplus in excess of $500,000,000; and

(ii)                                  the outstanding short-term debt securities of which are rated at least A-2 by Standard & Poor’s Rating Group, a division of McGraw Hill Financial, Inc. or at least P-2 by Moody’s Investors Service, or carry an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.

“Qualifying Sale and Leaseback Transaction” means any Sale and Leaseback Transaction between the Company or any of its Restricted Subsidiaries and any bank, insurance company or other lender or investor providing for the leasing to the Company or such Restricted Subsidiary of any property (real or personal) which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor and where the property in question has been constructed or acquired after the date of the Supplemental Indenture.

“Refinancing Indebtedness” means new Indebtedness incurred or given in exchange for, or the proceeds of which are used to repay, redeem, defease, extend, refinance, renew, replace or refund, other Indebtedness; provided, however, that:

(1)                                 the principal amount of such new Indebtedness shall not exceed the principal amount of Indebtedness so repaid, redeemed, defeased, extended, refinanced, renewed, replaced or refunded (plus the amount of fees, premiums, consent fees, prepayment penalties and expenses incurred and accrued interest in respect of the Indebtedness repaid, redeemed, defeased, extended, refinanced, renewed, replaced or refunded in connection therewith);

(2)                                 such Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness so repaid, redeemed, defeased, extended, refinanced, renewed, replaced or refunded or shall mature after the maturity date of the Notes;

(3)                                 to the extent such Refinancing Indebtedness refinances Indebtedness that has a final maturity date occurring after the initial scheduled maturity date of the Notes, such new Indebtedness shall have a final scheduled maturity not earlier than the final scheduled maturity of the Indebtedness so repaid, redeemed, defeased, extended, refinanced, renewed, replaced or refunded and shall not permit redemption at the option of the holder earlier than the earliest date of redemption at the option of the holder of the Indebtedness so repaid, redeemed, defeased, extended, refinanced, renewed, replaced or refunded;

(4)                                 to the extent such Refinancing Indebtedness refinances Indebtedness subordinate to the Notes, such Refinancing Indebtedness shall be subordinated in right of payment to the Notes and to the extent such Refinancing Indebtedness refinances Notes or Indebtedness pari passu with the Notes, such Refinancing Indebtedness shall be pari passu with or subordinated in right of payment to the Notes, in each case on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness so repaid, redeemed, defeased, extended, refinanced, renewed, replaced or refunded; and

(5)                                 with respect to Refinancing Indebtedness incurred by a Restricted Subsidiary, such Refinancing Indebtedness shall rank no more senior, and shall be at least as subordinated, in right of payment to the Subsidiary Guarantee of such Restricted Subsidiary as the Indebtedness being extended, refinanced, renewed, replaced or refunded.

“REIT” means a “real estate investment trust” as defined and taxed under Sections 856-860 of the Code or any successor provisions.

“Restricted Subsidiary” means:

(1)                                 each direct and indirect Subsidiary of the Company organized or existing under the laws of the United States, any state thereof or the District of Columbia and existing on the date of the Indenture (other than Iron Mountain Assurance Corporation and Upper Providence Venture I, L.P. and their respective direct and indirect Subsidiaries) and only the following direct and indirect foreign Subsidiaries of the Company (all of which are Excluded Restricted Subsidiaries): Iron Mountain Canada Corporation ULC and its direct and indirect Subsidiaries, Iron Mountain Cayman Ltd., Iron Mountain (Gibraltar) Holdings Limited, Iron Mountain Luxembourg S.a.r.l, Iron Mountain Global Luxembourg S.a.r.l, Iron Mountain Luxembourg Services S.a.r.l, IM Records Management (Puerto Rico), Inc., Iron Mountain BPM International S.a.r.l., Iron Mountain BPM SPRL, Marshgate Morganis S.a.r.l., Iron Mountain Switzerland GmbH, Iron Mountain Europe (Group) Limited, Iron Mountain Europe Limited, Iron Mountain (UK) Limited, Iron Mountain Secure Shredding Ltd., Iron Mountain UK Services (Holdings) Limited, Iron Mountain (UK) Services Limited, and Iron Mountain (UK) Secure Shredding Limited; and

(2)                                 any other direct or indirect Subsidiary of the Company formed, acquired or existing after the date of the Indenture (including an Excluded Restricted Subsidiary), excluding, however (unless otherwise designated by the Company’s Board of Directors) any such direct or indirect Subsidiary of any Unrestricted Subsidiary as of the date of the Indenture, which, in the case of (1) or (2), is not designated by the Company’s Board of Directors as an “Unrestricted Subsidiary.”

“Senior Leverage Ratio” means, at any date, the ratio of:

(1)                                 the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries that is not subordinated in right of payment to the Notes (“Senior Indebtedness”) outstanding as of the most recent available quarterly or annual balance sheet, to

(2)                                 Adjusted EBITDA, after giving pro forma effect, in each case and without duplication, to

(i)            the incurrence, repayment or retirement of any Senior Indebtedness by the Company or its Restricted Subsidiaries since the last day of the most recent full fiscal quarter of the Company;

(ii)           if the Senior Leverage Ratio is being determined in connection with the incurrence of Senior Indebtedness by the Company or a Restricted Subsidiary, such Indebtedness; and

(iii)          the Senior Indebtedness to be incurred in connection with the acquisition of any Acquisition EBITDA Entity.

“Subsidiary Guarantor” means any Subsidiary of the Company that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture, and their successors and assigns, until the Subsidiary Guarantee has been released in accordance with the provisions of the Indenture.

“Tax” means any tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and any other liabilities related thereto, and, for the avoidance of doubt, including any withholding or deduction for or on account of any of the foregoing). “Taxes” shall be construed to have a corresponding meaning.

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Treasury Rate” means, at any time of computation, the yield to maturity at such time (as compiled by and published in the most recent Federal Reserve Statistical Release H.15(519), which has become publicly available at least two business days prior to the date of the redemption notice or, if such Statistical Release is no longer published, any publicly available source of similar market data) of United States Treasury securities with a constant maturity most nearly equal to the Make-Whole Average Life; provided, however, that if the Make-Whole Average Life is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the Make-Whole Average Life is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Unrestricted Subsidiary” means:

(1)           any Subsidiary that is designated by the Company’s Board of Directors as an Unrestricted Subsidiary in accordance with Section 2.6(g) of this Supplemental Indenture (Section 4.14 of the Indenture); and

(2)           any Subsidiary of an Unrestricted Subsidiary.

“U.S. Dollars” and “$” mean lawful money of the United States of America.

“Voting Stock” of any Person means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not, at the time, stock of any other class or classes has, or might have, voting power by reason of the happening of any contingency).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)                                 the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

(2)                                 the then outstanding principal amount of such Indebtedness.

(b)                                 Other Definitions.

The definitions of the following terms may be found in the Sections indicated as follows:

Term	Defined in Section

“Affiliate Transaction”	2.6(e)
“Asset Sale”	2.6(h)
“Asset Sale Offer”	2.6(h)
“Asset Sale Offer Amount”	2.6(h)
“Change of Control Offer”	2.6(i)
“Change of Control Payment”	2.6(i)
“Change of Control Payment Date”	2.6(i)
“Commencement Date”	4.15
“Company”	Preamble
“Company Order”	2.2
“Guarantors”	Preamble
“Indenture”	Recitals
“Offer Amount”	2.5
“Offer Period”	2.5
“Pari Passu Indebtedness”	2.6(h)
“Purchase Date”	2.5
“Restricted Payments”	2.6(a)
“Senior Indebtedness”	1.1, under definition of “Senior Leverage Ratio”
“Supplemental Indenture”	Preamble
“Trustee”	Preamble

ARTICLE 2.

FORM AND TERMS OF THE NOTES

Section 2.1. Form and Dating.

(a)              General.  The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto.  The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage.  Each Note shall be dated the date of its authentication.  The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Supplemental Indenture and the Indenture, and the Company, the Guarantors and the Trustee, by their execution and delivery of this Supplemental Indenture and the Indenture (or in the case of any Guarantor that becomes such after the date hereof, a supplemental indenture pursuant to Section 2.6(f) of this Supplemental Indenture (Section 4.13 of the Indenture)), expressly agree to such terms and provisions and to be bound thereby.  However, to the extent any provision of any Note conflicts with the express provisions of the Indenture (as supplemented by this Supplemental Indenture), the provisions of the Indenture shall govern and be controlling.

(b)                          Global Notes.  Notes shall be issued initially in the form of the Global Notes, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Depository at its New York office, and registered in the name of the Depository or a nominee of the Depository, duly executed by the Company and authenticated by the Trustee as hereinafter provided.  The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depository or its nominee as hereinafter provided.

Each Global Note shall represent such of the outstanding Notes as shall be specified therein, and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.  Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Service Agent, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.4 hereof.

(c)                           Book-Entry Provisions.  This Section 2.1(c) shall apply only to the Global Notes deposited with or on behalf of the Depository.

The Company shall execute and the Trustee shall, in accordance with this Section 2.1(c), authenticate and deliver the Global Notes that (i) shall be registered in the name of the Depository or the nominee of the Depository and (ii) shall be delivered by the Trustee to the Depository or pursuant to the Depository’s instructions or held by the Service Agent.

Agent Members shall have no rights either under this Supplemental Indenture or the Indenture with respect to any Global Notes held on their behalf by the Depository or by the Service Agent or under such Global Notes, and the Depository may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Notes for all purposes whatsoever.

(d)                          Definitive Note.  Notes issued in certificated form shall be substantially in the form of Exhibit attached hereto (but without including the text referred to in Section 2.15.3 of the Indenture).  Except as provided in Section 2.4, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of certificated Securities.

Section 2.2. Execution and Authentication.

The Trustee shall, upon a written order of the Company signed by an Officer (the “Company Order”), authenticate up to $600,000,000 aggregate principal amount of Initial Notes and such amount of Additional Notes as the Company may issue from time to time.

Section 2.3. Depository and Paying Agent for Notes.

The Company initially appoints The Depository Trust Company (“DTC”) to act as Depository with respect to the Global Notes.  The Company initially appoints the Trustee to act as the Registrar, Paying Agent and Service Agent with respect to the Global Notes.

Section 2.4. Transfer and Exchange of Notes.

(a)                          Transfer and Exchange of Global Notes.  The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depository, in accordance with this

Supplemental Indenture and the Indenture and the procedures of the Depository therefor.  Beneficial interests in the Global Notes may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the Global Notes.

(b)                          Transfer and Exchange of Definitive Notes.  When Definitive Notes are presented by a Holder to the Registrar with a request:

(i) to register the transfer of the Definitive Notes; or

(ii) to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations,

the Registrar shall register the transfer or make the exchange as requested if its requirements for such transactions are met; provided, however, that the Definitive Notes presented or surrendered for register of transfer or exchange shall be duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by his attorney, duly authorized in writing.

(c)                           Restrictions on Transfer and Exchange of Global Notes. Notwithstanding any other provision of this Supplemental Indenture or the Indenture (other than the provisions set forth in subsection (d) of this Section 2.4), the Global Notes may not be transferred as a whole except by the Depository to a nominee of the Depository, by a nominee of the Depository to the Depository or to another nominee of the Depository, or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.

(d)                          Authentication of Definitive Notes in Absence of Depository. If at any time:

(i) the Depository for the Notes notifies the Company that the Depository is unwilling or unable to continue as Depository for the Global Notes and a successor Depository for the Global Notes is not appointed by the Company within 90 days after delivery of such notice; or

(ii) the Company at its sole discretion, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes under this Supplemental Indenture and the Indenture, then the Company shall execute, and the Trustee shall, upon receipt of a Company Order, authenticate and deliver, Definitive Notes in an aggregate principal amount equal to the principal amount of the Global Notes in exchange for such Global Notes.

(e)                           Cancellation and/or Adjustment of the Global Notes.  At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.12 of the Indenture.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by the Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such increase.

(f)                                   General Provisions Relating to Transfers and Exchanges.

(i)            To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of a Company Order in accordance with Section 2.2 hereof or at the Registrar’s request.

(ii)           No service charge shall be made to a Holder of a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Section 2.4 hereof).

(iii)          All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Supplemental Indenture and the Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(iv)                              The Company shall not be required to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(v)                                 Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent, the Company and any Guarantor may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for all purposes, including receiving payment of principal of and interest on such Notes, and neither the Trustee, any Agent, the Company nor any Guarantor shall be affected by notice to the contrary.

(vi)                              The Trustee shall authenticate Definitive Notes and the Global Notes in accordance with the provisions of Section 2.2 hereof and Section 2.3 of the Indenture.

(vii)                           All certifications, certificates and opinions of counsel required to be submitted to the Registrar pursuant to this Section 2.4 to effect a registration of transfer or exchange may be submitted by facsimile.

Section 2.5. Redemption.  With respect to the Notes issued under this Supplemental Indenture, the following Sections supplement Article III of the Indenture:

§ 3.7. Optional Redemption.

Prior to August 15, 2018, the Notes shall be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 10 nor more than 60 days’ notice, at the Make-Whole Price, plus accrued and unpaid interest to, but excluding, the applicable redemption date. On and after August 15, 2018, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 10 nor more than 60 days’ notice, at the redemption price (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest to, but excluding, the applicable redemption date, if redeemed during the 12-month period beginning on August 15 of the years indicated below:

Year	Percentage

2018	103.000%
2019	102.000%
2020	101.000%
2021 and thereafter	100%

Notwithstanding the foregoing, at any time prior to August 15, 2016 the Company may on any one or more occasions redeem the Notes at a redemption price of 106.000% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the redemption date, with cash in an amount equal to the net cash proceeds of one or more Qualified Equity Offerings; provided that:

(1)                                 at least $390.0 million of the aggregate principal amount of the Notes (including any Additional Notes) issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company or any of its subsidiaries); and

(2)                                 the redemption must occur within six months of the date of the closing of any such Qualified Equity Offering.

§ 3.8. Mandatory Redemption.

The Company shall not be required to make mandatory redemption payments or sinking fund payments with respect to the Notes.

§ 3.9 Asset Sale Offers.

In the event that the Company shall commence an Asset Sale Offer pursuant to Section 4.15 hereof, it shall follow the procedures specified below:

The Asset Sale Offer shall remain open for 20 Business Days after the Commencement Date relating to such Asset Sale Offer, except to the extent required to be extended by applicable law (as so extended, the “Offer Period”).  No later than one Business Day after the termination of the Offer

Period (the “Purchase Date”), the Company shall purchase the principal amount (the “Offer Amount”) of Notes required to be purchased in such Asset Sale Offer pursuant to Sections 3.2 and 4.15 hereof or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Asset Sale Offer.

If the Purchase Date is on or after an interest payment record date and on or before the related interest payment date, any interest accrued to such Purchase Date shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

On the Commencement Date of any Asset Sale Offer, the Company shall send or cause to be sent, by first class mail, a notice to each of the Holders, with a copy to the Trustee.  Such notice, which shall govern the terms of the Asset Sale Offer, shall contain all instructions and materials necessary to enable the Holders to tender Notes pursuant to the Asset Sale Offer and shall state:

(1)                                 that the Asset Sale Offer is being made pursuant to this Section 3.9 and Section 4.15 of the Indenture and the length of time the Asset Sale Offer shall remain open;

(2)                                 the Offer Amount, the purchase price and the Purchase Date;

(3)                                 that any Note not tendered or accepted for payment shall continue to accrue interest;

(4)                                 that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest on and after the Purchase Date;

(5)                                 that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Company, a depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice prior to the close of business on the Business Day preceding the Purchase Date;

(6)                                 that Holders shall be entitled to withdraw their election if the Company, depositary or Paying Agent, as the case may be, receives, not later than the close of business on the Business Day preceding the termination of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing such Holder’s election to have the Note purchased;

(7)                                 that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Trustee shall select the Notes to be purchased on a pro rata basis and in accordance with the procedures of the Depositary (with such adjustments as may be deemed to be appropriate by the Company so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess thereof, shall be purchased); and

(8)                                 that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

On or before 11:00 a.m. Eastern Standard Time on each Purchase Date, the Company shall irrevocably deposit with the Trustee or Paying Agent in immediately available funds the aggregate purchase price with respect to a principal amount of Notes equal to the Offer Amount, together with accrued interest thereon, to be held for payment in accordance with the terms of this Section 3.9.  On such Purchase Date, the Company shall, to the extent lawful, (i) accept for payment, on a pro rata basis to the extent applicable, an aggregate principal amount equal to the Offer Amount of Notes and other Pari Passu Indebtedness (in accordance with the terms of Section 4.15 of the Indenture) tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes and such other Pari Passu Indebtedness or portions thereof tendered, (ii) deliver or cause the Paying Agent or depositary, as the case may be, to deliver to the Trustee Notes so accepted and (iii) deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.9.  The Company, Depositary or Paying Agent, as the case may be, shall promptly (but in any case not later than three Business Days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price with respect to the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee shall authenticate and mail or deliver such new Note, to such Holder, equal in principal amount to any unpurchased portion of such Holder’s Notes surrendered.  Any Note not accepted in the Asset Sale Offer shall be promptly mailed or delivered by the Company to the Holder thereof.  The Company shall publicly announce in a newspaper of general circulation the results of the Asset Sale Offer on the Purchase Date.

The Asset Sale Offer shall be made by the Company in compliance with all applicable laws, including, without limitation, Regulation 14E of the Exchange Act and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer, and all other applicable federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 3.9, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under Sections 3.9 or 4.15 of the Indenture by virtue of such conflict.

Each purchase pursuant to this Section 3.9 shall be made pursuant to the provisions of Sections 3.1 through 3.6 hereof to the extent applicable.

In the event the amount of Net Proceeds to be applied to an Asset Sale Offer would result in the purchase of a principal amount of Notes which is not evenly divisible by $1,000, the Trustee shall promptly refund to the Company, upon receipt of written direction, the portion of such Net Proceeds that is not necessary to purchase the immediately lesser principal amount of Notes that is so divisible.

To the extent that the aggregate amount of Notes and other Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Asset Sale Offer Amount, the Company may use any remaining Asset Sale Offer Amount for general corporate purposes (including the repurchase of Indebtedness subordinated in right of payment to the Notes to the extent not otherwise prohibited under this Supplemental Indenture). Upon completion of such offer to purchase, the Asset Sale Offer Amount shall be reset at zero.

Section 2.6. Additional Covenants.

With respect to the Notes issued under this Supplemental Indenture, Sections 2.6(a) through 2.6(j) are added to Article IV of the Indenture.

(a)                                 Restricted Payments.

§4.8.  Restricted Payments.  The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)                                 declare or pay any dividend or make any distribution on account of the Company’s Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company);

(2)                                 purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company;

(3)                                 purchase, redeem or otherwise acquire or retire prior to scheduled maturity for value any Indebtedness that is subordinated in right of payment to the Notes; or

(4)                                 make any Investment other than a Permitted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”);

unless, at the time of such Restricted Payment:

(i)            no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(ii)           the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the test set forth in the first paragraph of Section 4.9 of the Indenture; and

(iii)          such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after October 1, 1996  (excluding Restricted Payments permitted by clauses (2) through (11) of the next succeeding paragraph and any Restricted Payments in respect of the defeasance, redemption, repurchase, retirement or other acquisition or retirement for value of any Indebtedness prior to the date of this Supplemental Indenture that would have been subordinated in right of payment to the Notes) would be less than (x) the cumulative EBITDA of the Company, minus 1.75 times the cumulative Consolidated Interest Expense of the Company, in each case for the period (taken as one accounting period) from June 30, 1996, to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, plus (y) the aggregate net Equity Proceeds received by the Company from the issuance or sale since October 1, 1996 of Equity Interests of the Company or of debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests or convertible debt securities sold to a Restricted Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (z) $2.0 million.

The foregoing provisions will not prohibit:

(1)                                 the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

(2)                                 the making of any Restricted Payment in exchange for, or with the net cash proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net Equity Proceeds for purposes of clause (iii)(y) of the preceding paragraph and will not be considered to be net cash proceeds from a Qualified Equity Offering for purposes of Section 3.7 of the Indenture;

(3)                                 the defeasance, redemption, repurchase, retirement or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes in exchange for, or with the net cash proceeds of, a substantially concurrent issue and sale (other than to the Company or any of its Restricted Subsidiaries) of Refinancing Indebtedness;

(4)                                 the repurchase of any Indebtedness subordinated in right of payment to the Notes at a purchase price not greater than 101% of the principal amount of such Indebtedness in the event of a Change of Control in accordance with provisions similar to the covenant set forth in Section 4.16 of the Indenture, provided that prior to or contemporaneously with such repurchase the Company has made the Change of Control Offer as provided in such covenant with respect to the Notes and has repurchased all Notes validly tendered for payment in connection with such Change of Control Offer;

(5)                                 in the event of an Asset Sale that requires the Company to make an Asset Sale Offer with respect to Notes pursuant to Section 4.15 of the Indenture, the payment, purchase, redemption, defeasance or other acquisition or retirement of Indebtedness subordinated in right of payment to the Notes, in each case at a purchase price not greater than 100% of the principal amount of such Indebtedness, plus accrued and unpaid interest thereon; provided that (A) prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company has made an Asset Sale Offer with respect to the Notes of such series pursuant to the provisions of Section 4.15 of the Indenture and has repurchased all such Notes validly tendered and not withdrawn in connection with such Asset Sale Offer (subject to the terms of such covenant) and (B) the aggregate amount of all such payments, purchases, redemptions, defeasances or other acquisitions or retirements of all such Indebtedness may not exceed the Asset Sale Offer Amount remaining after the Company has repurchased the Notes tendered to it pursuant to its Asset Sale Offer described under Section 4.15 of the Indenture;

(6)                                 the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(7)                                 so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any preferred stock of any Restricted Subsidiary of the Company issued on or after the date of this Supplemental Indenture in accordance with the Leverage Ratio test described in Section 4.9 of the Indenture;

(8)                                 payments of cash, dividends, distributions, advances or other Restricted Payments by the Company or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Capital Stock of any such Person;

(9)                                 additional payments to current or former employees or directors of the Company for repurchases of stock, stock options or other equity interests; provided that the aggregate amount of all such payments under this clause (9) does not exceed $5.0 million in any year and $10.0 million in the aggregate;

(10)                          the defeasance, redemption, repurchase, retirement or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes if, at the time of such defeasance, redemption, repurchase, retirement or other acquisition or retirement and after giving effect thereto, the Senior Leverage Ratio would be less than 3.5 to 1.0; and

(11)                          so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed $15.0 million since the date of this Supplemental Indenture.

Notwithstanding the foregoing, the Company may declare or pay any dividend or make any distribution on or in respect of shares of the Company’s Capital Stock to holders of such Capital Stock, so long as (A) (1) such dividend or distribution is intended to be part of a distribution of the Company’s earnings and profits in connection with or in anticipation of the Company’s conversion to a REIT or (2) the Company believes in good faith that it qualifies as a “real estate investment trust”  under Section 856 of the Code (or any successor provision) and that the declaration or payment of such dividend or making of such distribution is necessary to maintain the Company’s status as a REIT for any taxable year, with such dividend to be paid or distribution to be made as and when determined by the Company, whether during or after the end of the relevant taxable year and (B) no Default or Event of Default shall have occurred and be continuing.

If an Investment results in the making of a Restricted Payment, the aggregate amount of all Restricted Payments deemed to have been made as calculated under the foregoing provision shall be reduced by the amount of any net reduction in such Investment (resulting from the payment of interest or dividends, loan repayment, transfer of assets or otherwise) to the extent such net reduction is not included in the Company’s EBITDA; provided, however, that the total amount by which the aggregate amount of all Restricted Payments may be reduced may not exceed the lesser of (a) the cash proceeds received by the Company and its Restricted Subsidiaries in connection with such net reduction and (b) the initial amount of such Investment.  In addition, for the avoidance of doubt and to avoid double counting, if an Investment results in the making of a Restricted Payment, then the subsequent assignment, contribution, distribution or other transfer of such Investment by the Company or any Restricted Subsidiary of the Company to any Excluded Restricted Subsidiary or Unrestricted Subsidiary shall not be considered a new

Investment or Restricted Payment and shall not further reduce the amount that would otherwise be available for Restricted Payments under clause (iii) of the first paragraph of this Section.

If the aggregate amount of all Restricted Payments calculated under the foregoing provision includes an Investment in an Unrestricted Subsidiary or other Person that thereafter becomes a Restricted Subsidiary, such Investment will no longer be counted as a Restricted Payment for purposes of calculating the aggregate amount of Restricted Payments.

For the purpose of making any Restricted Payment calculations under the Indenture:

(1)                                 Investments shall include the Fair Market Value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the Fair Market Value of the net assets of any Unrestricted Subsidiary that is designated as a Restricted Subsidiary, in each case with Fair Market Value determined by the Company’s Board of Directors in good faith and, for the avoidance of doubt, such inclusions and exclusions will not be limited by the amount of any Investment or aggregate Investments;

(2)                                 any asset or property transferred to or from an Unrestricted Subsidiary shall be valued at Fair Market Value at the time of such transfer; provided that, in each case, the Fair Market Value of an asset or property is as determined by the Company’s Board of Directors in good faith and, for the avoidance of doubt, the Fair Market Value (as so determined) of such asset of property shall be subtracted from (in the case of a transfer to an Unrestricted Subsidiary) or added to (in the case of a transfer from an Unrestricted Subsidiary) the calculation under clause (iii) of the first paragraph of this Section; and

(3)                                 subject to the foregoing, the amount of any Restricted Payment, if other than cash, shall be determined by the Company, whose good faith determination shall be conclusive.

The Company’s Board of Directors may designate a Restricted Subsidiary to be an Unrestricted Subsidiary in compliance with Section 4.14 of the Indenture.  Upon such designation, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments made at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this Section 4.8.  Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

(b)           Incurrence of Indebtedness and Issuance of Preferred Stock.

§4.9.  Incurrence of Indebtedness and Issuance of Preferred Stock.  The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) and the Company shall not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness or issue preferred stock and may permit a Restricted Subsidiary to incur Indebtedness if at the time of such incurrence or issuance and after giving effect thereto (including a pro forma application of the net proceeds therefrom) the Leverage Ratio would be less than 6.5 to 1.0.

The foregoing limitations shall not apply to:

(1)                                 the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $2,000.0 million;

(2)                                 the issuance of the Subsidiary Guarantees and the Guarantees of the Canadian Notes on the date of this Supplemental Indenture;

(3)                                 the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

(4)                                 the issuance of the Notes and the Canadian Notes on the date of this Supplemental Indenture;

(5)                                 the incurrence by the Company and its Restricted Subsidiaries of Capital Lease Obligations, mortgage financings and/or additional Indebtedness constituting purchase money obligations, including all Refinancing Indebtedness incurred with respect thereto, up to an aggregate at any one time outstanding of the greater of (I) $250.0 million and (II) 5.0% of Consolidated Total Assets as of any date of incurrence;

(6)                                 the incurrence or issuance of Indebtedness or preferred stock between (i) the Company and its Restricted Subsidiaries and (ii) the Restricted Subsidiaries;

(7)                                 the incurrence by the Company and its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(8)                                 the incurrence by the Company and its Restricted Subsidiaries of Indebtedness arising out of letters of credit, performance bonds, surety bonds and bankers’ acceptances incurred in the ordinary course of business;

(9)                                 the incurrence by the Company and its Restricted Subsidiaries of Indebtedness consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock;

(10)                          the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(11)                          the Guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company and the Guarantee by any non-Guarantor Subsidiary of Indebtedness of another non-Guarantor Subsidiary, in each case, to the extent that the Guaranteed Indebtedness was permitted to be incurred by another provision of this Section 4.9; provided that if the Indebtedness being Guaranteed is subordinated to the Notes, then the Guarantee must be subordinated to the same extent as the Indebtedness Guaranteed;

(12)                          the incurrence by the Company and its Restricted Subsidiaries of Refinancing Indebtedness issued in exchange for, or the proceeds of which are used to repay, redeem, defease, extend, refinance, renew, replace or refund, Indebtedness (other than intercompany Indebtedness) referred to in clauses (2) through (5) above, this clause (12) or clause (13) below or that was otherwise permitted to be incurred pursuant to the test set forth in the first paragraph of this Section 4.9; and

(13)                          the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (13), not to exceed $50.0 million.

Notwithstanding the foregoing, Restricted Subsidiaries that are not Guarantors will not be permitted to incur Indebtedness or issue preferred stock pursuant to the first paragraph of this Section 4.9 or clause (13) above if, after giving effect to such incurrence or issuance, the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Guarantors (excluding intercompany Indebtedness between or among the Company and its Restricted Subsidiaries) outstanding pursuant to such first paragraph or such clause, together with the aggregate liquidation preference of preferred stock issued by Restricted Subsidiaries that are not Guarantors (excluding intercompany preferred stock issued between or among the Company and its Restricted Subsidiaries) outstanding pursuant to such provisions, would exceed the greater of (x) $750.0 million and (y) 1.0x Adjusted EBITDA as of any date of incurrence.

Neither the Company nor Iron Mountain Canada Operations ULC will incur and the Company will not permit any Subsidiary Guarantor to incur, any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the Company, Iron Mountain Canada Operations ULC or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the Subsidiary Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company, Iron Mountain Canada Operations ULC or a Guarantor solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

For purposes of determining compliance with this Section 4.9, for the avoidance of doubt, in the event that an item of Indebtedness meets the criteria of more than one of the categories of permitted debt described in clauses (1) through (13) above, or is entitled to be incurred pursuant to the first paragraph of this Section 4.9, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.9. Indebtedness under Credit Agreement outstanding on the date on which Notes are first issued and authenticated under the Indenture will at all times be deemed to have been incurred on such date in reliance on the exception provided by clause (1) above. The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this Section 4.9; provided, in each such case, that the amount thereof is included in the Consolidated Interest Expense of the Company as accrued.

For purposes of determining compliance with any U.S. Dollar-denominated restriction on the incurrence of Indebtedness, the U.S. Dollar-equivalent principal amount of Indebtedness denominated in a currency other than U.S. Dollars will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease, or that is exchanged for, other Indebtedness denominated in a currency other than U.S. Dollars, and such extension, replacement, refunding, refinancing, renewal, defeasance or exchange would cause the applicable U.S. Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal, defeasance or exchange, such U.S. Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed, defeased or exchanged. Notwithstanding any other provision of this Section 4.9, the maximum amount of Indebtedness that the Company or any of its Restricted Subsidiaries may incur pursuant to this Section 4.9 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values. The amount of any Indebtedness outstanding as of any date will be:

(1)                                 the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)           the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)                                 in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(i)            the Fair Market Value of such assets at the date of determination; and

(ii)           the amount of the Indebtedness of the other Person.

(c)           Liens.

§4.10.  Liens.  Neither the Company nor any of its Restricted Subsidiaries may directly or indirectly create, incur, assume or suffer to exist any Lien (other than a Permitted Lien) upon any property or assets now owned or hereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income therefrom, unless (a) in the case of any Lien securing any Indebtedness that is subordinate to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and (b) in the case of any other Lien, the Notes are equally and ratably secured with the obligation or liability secured by such Lien.

(d)           Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

§4.11.  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.  The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)                                 (i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2)                                 make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)                                 transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)                                 agreements governing Existing Indebtedness as in effect as of the date of this Supplemental Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive in the aggregate with respect to such dividend and other payment restrictions than those contained in the agreements governing Existing Indebtedness as in effect on the date of this Supplemental Indenture;

(2)                                 the Credit Agreement as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancing thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive in the aggregate with respect to such dividend and other payment restrictions than those contained in the Credit Agreement as in effect on the date of the Indenture;

(3)                                 the Indenture and the Notes, and the Canadian Indenture and the Canadian Notes;

(4)                                 applicable law, including, for the avoidance of doubt, any applicable rule, regulation or order;

(5)                                 any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(6)                                 customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(7)                                 any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(8)                                 restrictions on the transfer of property subject to purchase money obligations or Capital Lease Obligations otherwise permitted by clause (5) of Section 4.9 of the Indenture;

(9)                                 permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive in the aggregate than those contained in the agreements governing the Indebtedness being refinanced;

(10)                          Liens permitted to be incurred under Section 4.9 of the Indenture that limit the right of the debtor to dispose of the assets subject to such Liens;

(11)                          provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Permitted Investment) entered into with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(12)                          restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(13)                          agreements governing other Indebtedness permitted to be incurred under the provisions of Section 4.9 of the Indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein are not materially more restrictive, taken as a whole, than those contained in the Indenture, the Notes and the Subsidiary Guarantees.

(e)           Transactions with Affiliates

§4.12.  Transactions with Affiliates.  The Company shall not, and shall not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”) involving in the aggregate payment or consideration in excess of $1.0 million, unless:

(1)                                 such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with a non-Affiliated Person; and

(2)                                 with respect to any Affiliate Transaction involving aggregate payments in excess of $25.0 million, the Company delivers to the Trustee a resolution of the Company’s Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) above and such Affiliate Transaction is approved by a majority of the disinterested members of the Company’s Board of Directors.

The following items shall not be deemed Affiliate Transactions and therefore, will not be subject to the provisions of the prior paragraph:

(1)                                 any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments thereto;

(2)                                 transactions between or among the Company and/or its Restricted Subsidiaries;

(3)                                 transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)                                 payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries;

(5)                                 any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company;

(6)                                 Restricted Payments and Permitted Investments that do not violate the provisions of Section 4.8 of the Indenture;

(7)                                 payments to an Affiliate in respect of the Notes or any other Indebtedness of the Company or any Restricted Subsidiary on the same basis as concurrent payments made or offered to be made in respect thereof to non-Affiliates; and

(8)                                 loans or advances to employees in the ordinary course of business not to exceed $1.0 million in the aggregate at any one time outstanding.

The provisions set forth in clause (2) of the first paragraph of this Section 4.12 shall not apply to sales of inventory by the Company or any Restricted Subsidiary to any Affiliate in the ordinary course of business.

(f)            Additional Subsidiary Guarantees.

§4.13.  Additional Subsidiary Guarantees.  No Restricted Subsidiary (other than an Excluded Restricted Subsidiary) may, after the date of this Supplemental Indenture, Guarantee the payment of (a) any Indebtedness of the Company or any Guarantor under any credit facility or (b) any Indebtedness of the Company or any Guarantor evidenced by bonds, notes or other debt securities in an aggregate principal amount of $10.0 million of more, unless such Restricted Subsidiary shall execute a supplemental indenture in the form of Exhibit B attached hereto, pursuant to which it shall provide a Subsidiary Guarantee and deliver an Opinion of Counsel with respect thereto, in accordance with the terms of the Indenture.

No Guarantor may consolidate (or, for the avoidance of doubt, amalgamate) with or merge with or into (whether or not such Guarantor is the surviving Person), another Person (other than the Company) whether or not affiliated with such Guarantor unless:

(1)                                 subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation (or amalgamation) or merger (if other than such Guarantor) assumes all the obligations of such Guarantor under its Subsidiary Guarantee pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee; and

(2)                                 immediately after giving effect to such transaction, no Default or Event of Default exists.

The Subsidiary Guarantee of a Guarantor will automatically be released:

(1)                                 in connection with any sale or other disposition of Capital Stock of that Guarantor by way of merger, consolidation or otherwise to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate Section 4.15 of the Indenture and the Guarantor ceases to be a Restricted Subsidiary of the Company as a result of the sale or other disposition;

(2)                                 if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the terms of Section 4.14 of the Indenture; or

(3)                                 upon legal defeasance or covenant defeasance of the Indenture as provided below under Section 2.8 of this Supplemental Indenture or Article X of the Indenture.

(g)           Designation of Unrestricted Subsidiaries.

§4.14.  Designation of Unrestricted Subsidiaries.  The Company’s Board of Directors may designate any Subsidiary (including any Restricted Subsidiary or any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary so long as:

(1)                             neither the Company nor any Restricted Subsidiary is directly or indirectly liable for any Indebtedness of such Subsidiary;

(2)                             any Investment in such Subsidiary deemed to be made as a result of designating such Subsidiary an Unrestricted Subsidiary will not violate the provisions of Section 4.8 of the Indenture;

(3)                                 neither the Company nor any Restricted Subsidiary has a contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, with such Subsidiary other than (i) those that might be obtained at the time from Persons who are not Affiliates of the Company or (ii) administrative, tax sharing and other ordinary course contracts, agreements, arrangements and understandings or obligations entered into in the ordinary course of business; and

(4)                                 neither the Company nor any Restricted Subsidiary has any obligation to subscribe for additional shares of Capital Stock or other Equity Interests in such Subsidiary, or to maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve certain levels of operating results other than as permitted under Section 4.8 of the Indenture.

For the avoidance of doubt, the provisions of this Section 4.14 shall not limit or restrict the ability of any Restricted Subsidiary to sell, transfer or otherwise dispose of any properties or assets to any other Subsidiary, including any Unrestricted Subsidiary, to the extent such sale, transfer or other disposition is permitted by the provisions of the Indenture described under Section 4.12 or Section 4.15.

The Company’s Board of Directors may designate any Unrestricted Subsidiary as a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if:

(1)                                 such Indebtedness is permitted under Section 4.9 of the Indenture; and

(2)                                 no Default or Event of Default would occur as a result of such designation.

(h)           Asset Sales.

§4.15.  Asset Sales.  The Company shall not, and shall not permit any of its Restricted Subsidiaries to:

(1)                                 sell, lease, convey or otherwise dispose of any assets (including by way of a Sale and Leaseback Transaction, but excluding a Qualifying Sale and Leaseback Transaction) other than (a) the sale, lease or other transfer of real estate, products, inventory, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Company and its Restricted Subsidiaries taken as whole), (b) licenses and sublicenses by the Company or any of its Restricted Subsidiaries of software or intellectual property in the ordinary course of business, (c) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business, (d) the granting of Liens not prohibited by Section 4.10 of the Indenture or (e) the sale or other disposition of cash or Cash Equivalents (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company will be governed by Sections 4.16 and 5.1 of the Indenture and not by the provisions of this Section 4.15); or

(2)           issue or sell Equity Interests of any of its Restricted Subsidiaries that in the case of either clause (1) or (2) above, whether in a single transaction or a series of related transactions:

(A)                               have a Fair Market Value in excess of $10.0 million; or

(B)                               result in Net Proceeds in excess of $10.0 million, each of the foregoing, an “Asset Sale,” unless (x) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of and (y) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of (i) cash, (ii) Cash Equivalents, (iii) like-kind assets, (iv) other assets used in or useful in the Company’s business or (v) Designated Non-Cash Consideration having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (B)(y)(v) that is at the time outstanding, not to exceed the greater of (I) $50.0 million and (II) 1.0% of the Company’s Consolidated Total Assets as of the date of such Asset Sale (in each case as determined in good faith by the Company and certified by an Officers’ Certificate delivered to the Trustee);

provided, however, that the amount of:

(A)                               any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets; and

(B)                               any notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) or Cash Equivalents, shall be deemed to be cash for purposes of this provision; and provided, further, that the 75% limitation referred to in the foregoing clause (B) (y) shall not apply to any Asset Sale in which the cash portion of the consideration received therefrom is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.  For the avoidance of doubt, a disposition that constitutes a Restricted Payment or Permitted Investment will be governed by the provisions of Section 4.8 and not by this Section 4.15.

A transfer of assets or issuance of Equity Interests by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary will not be deemed to be an Asset Sale.

Within 365 days of any Asset Sale, the Company or any Restricted Subsidiary may, at its option, apply an amount equal to the Net Proceeds from such Asset Sale either:

(1)                                 to repay Indebtedness and other obligations that are secured by a Lien;

(2)                                 to an investment in another business or capital expenditure or other long-term assets, in each case, in the same line of business as the Company or any of its Restricted Subsidiaries was engaged on the date of this Supplemental Indenture or in businesses similar or reasonably related thereto;

(3)                                 to repay other Indebtedness of the Company or a Subsidiary Guarantor that ranks pari passu in right of payment with the Notes or any Subsidiary Guarantee, as applicable (“Pari Passu Indebtedness”); provided that the Company shall also equally and ratably offer to reduce Indebtedness under the Notes by making an offer (in accordance with Section 3.9 of the Indenture) to the holders of the Notes at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, in accordance with the procedures set forth in the Section 3.9 of the Indenture; and/or

(4)                                 a combination of prepayment and investment permitted by the foregoing clauses (1)-(3).

Notwithstanding the foregoing, if within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) enters into a binding written agreement irrevocably committing the Company or such Restricted Subsidiary to an application of funds of the kind described in clause (2) above, the Company or such Restricted Subsidiary shall be deemed not to be in violation of the preceding paragraph so long as such application of funds is consummated within 545 days of the receipt of such Net Proceeds.

Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit Indebtedness or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. On the 365th day after an Asset Sale or such earlier date, if any, as the board of directors of the Company or of such Restricted Subsidiary determines not to apply the Net Proceeds relating to such Asset Sale as set forth in clauses (1)—(4) of the second preceding paragraph (an “Asset Sale Offer Trigger Date”), such aggregate amount of Net Proceeds (rounded down to the nearest $1,000) that has not been applied on or before such Asset Sale Offer Trigger Date as permitted in clauses (1)—(4) of the second preceding paragraph or the last provision of this paragraph (an “Asset Sale Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (an “Asset Sale Offer”) to all Holders of the Notes and, to the extent required by the terms of any Pari Passu Indebtedness, to all holders of Pari Passu Indebtedness (including the Canadian  Notes), on a date (such date, an “Asset Sale Offer Payment Date”) not less than 30 nor more than 60 days following the applicable Asset Sale Offer Trigger Date (such date, the “Commencement Date”), from all Holders of the Notes (and holders of any such Pari Passu Indebtedness) on a pro rata basis, the maximum amount of Notes of the series and Pari Passu Indebtedness equal to the Asset Sale Offer Amount at a price equal to 100% of the principal amount of the Notes and Pari Passu Indebtedness to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase. The Company shall comply with the requirements of Regulation 14E as described under Section 3.9; provided, however, the Company may defer an Asset Sale Offer until there is an aggregate unutilized Asset Sale Offer Amount equal to or in excess of $25.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Asset Sale Offer Amount, and not just the amount in excess of $25.0 million, shall be applied as required pursuant to this Section 4.15 and Section 3.9).

(i)            Change of Control Offer.

§ 4.16.    Change of Control Offer.

(a)           Upon the occurrence of a Change of Control, each Holder of Notes shall have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to, but excluding, the date of repurchase (the “Change of Control Payment”).

Within 30 calendar days following any Change of Control, the Company shall mail a notice to each Holder, with a copy to the Trustee, stating:

(1)                                 that the Change of Control Offer is being made pursuant to this Section 4.16 and that all Notes tendered shall be accepted for payment;

(2)                                 the purchase price and the purchase date, which shall be no earlier than 30 calendar days nor later than 60 calendar days from the date such notice is mailed (the “Change of Control Payment Date”);

(3)                                 that any Note not tendered shall continue to accrue interest;

(4)                                 that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on and after the Change of Control Payment Date;

(5)                                 that Holders electing to have any Notes purchased pursuant to a Change of Control Offer shall be required to surrender the Notes, with the form entitled “Option of

Holder to Elect Purchase” on the reverse of the Notes completed, to the Paying Agent at the address specified in such notice prior to the close of business on the fifth Business Day preceding the Change of Control Payment Date;

(6)                                 that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing its election to have such Notes purchased; and

(7)                                 that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 or an integral multiple of $1,000 in excess thereof.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent such laws and regulations are applicable to the repurchase of the Notes in connection with a Change of Control.  To the extent that the provisions of any securities laws or regulations conflict with this Section 4.16, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control provisions of the Indenture or this Supplemental Indenture by virtue of such conflict.

(b)           On the Change of Control Payment Date, the Company shall, to the extent lawful:

(1)                                 accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer;

(2)                                 deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3)                                 deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the Notes or portions thereof tendered to the Company.

The Paying Agent shall promptly mail to each Holder of Notes so accepted the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.16 applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.  Notwithstanding anything to the contrary contained in the Indenture, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

(j)            Changes in Covenants When Notes Rated Investment Grade.

§ 4.17.    Changes in Covenants When Notes Rated Investment Grade.

If on any date following the date of this Supplemental Indenture:

(1)                                 at least two of the following events occur:

i.                  the Notes are rated Baa3 or better by Moody’s Investors Service,

ii.               the Notes are rated BBB- or better by Standard & Poor’s Rating Group, a division of McGraw Hill Financial, Inc., or

iii.            the Notes rated BBB- or better by Fitch Ratings, Inc.,

(or, if any such entity ceases to rate the Notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” registered under Section 15E of the Exchange Act selected by the Company as a replacement agency); and

(2)                                 no Default or Event of Default shall have occurred and be continuing,

then, beginning on that date and continuing at all times thereafter regardless of any subsequent changes in the rating of the Notes, Sections 3.9, 4.8, 4.9, 4.11, 4.12, 4.14 and 4.15 and clause (d) of Section 5.1 of the Indenture shall no longer be applicable as to the Notes.

Section 2.7.         Subsidiary Guarantees.

With respect to the Notes issued under this Supplemental Indenture, Article XIII of the Indenture shall apply, and the Notes shall constitute a Series to be guaranteed by the Guarantors pursuant to Article XIII of the Indenture.

Section 2.8.         Legal Defeasance and Covenant Defeasance.

With respect to the Notes issued under this Supplemental Indenture, Article VIII of the Indenture shall apply, and the Company shall have the option to effect Legal Defeasance or Covenant Defeasance pursuant to Article VIII of the Indenture.  In connection with any Covenant Defeasance, the Company shall be released from its obligations under the covenants specified in Sections 4.2 of the Indenture and Section 2.6 of this Supplemental Indenture.

Section 2.9.   Amend, Restate and Replace Provision Regarding Redemption.

With respect to the Notes issued under this Supplemental Indenture, Section 3.2 of the Indenture is amended, restated and replaced in its entirety by the following:

§ 3.2.      Selection of Securities to be Redeemed.

If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed among the applicable Holders on a pro rata basis or by lot(or, in the case of Notes issued in global form as discussed in Section 2.1(c), based on a method that most nearly approximates a pro rata selection as the Trustee deems fair and appropriate in accordance with The Depository Trust

Company guidelines) unless otherwise required by law or applicable stock exchange or depositary requirements, provided that no Securities of $2,000 or less shall be redeemed in part.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in amounts of $2,000 or whole multiples of $1,000; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. Any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, and if so conditioned, the redemption date for such Notes may be extended by the Company pending achievement of such condition precedent.

ARTICLE 3.

MISCELLANEOUS

Section 3.1.         Effect of Headings.

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.2.         Successors and Assigns.

All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

Section 3.3.         Separability Clause.

In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.4.         Governing Law.

This Supplemental Indenture and the Notes created hereby shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any conflicts of law provisions (other than Section 5-1401 of the New York General Obligations Law) that might cause this Supplemental Indenture and the Notes to be governed by or construed or enforced in accordance with the laws of any other jurisdiction.

Section 3.5.         Supplement to Supersede Indenture.

The Indenture, as supplemented by this Supplemental Indenture, remains in full force and effect as of the date hereof.  Notwithstanding the foregoing, to the extent that any provision of the Indenture shall conflict with any provision of this Supplemental Indenture, the terms of this Supplemental Indenture shall be deemed controlling and the conflicting provision of the Indenture shall be null and void to the extent of such conflict.

Section 3.6.         Trustee Not Responsible.

The Trustee makes no representations or warranties as to the validity or sufficiency of this Supplemental Indenture or for, or in respect of, the recitals contained herein, all of which are recitals made solely by the Company.

Section 3.7.         Counterparts.

This Supplemental Indenture may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument.

[The rest of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed, all as of the date and year first written above.

IRON MOUNTAIN INCORPORATED

By:	/s/ Brian McKeon
Brian McKeon
Executive Vice President and Chief Executive Officer

IRON MOUNTAIN FULFILLMENT SERVICES, INC.
IRON MOUNTAIN GLOBAL HOLDINGS, INC.
IRON MOUNTAIN HOLDINGS GROUP, INC.
IRON MOUNTAIN INFORMATION MANAGEMENT SERVICES, INC.
IRON MOUNTAIN INTELLECTUAL PROPERTY MANAGEMENT, INC.
IRON MOUNTAIN SECURE SHREDDING, INC.
IRON MOUNTAIN US HOLDINGS, INC.
MOUNTAIN RESERVE III, INC.
NETTLEBED ACQUISITION CORP.
IRON MOUNTAIN INFORMATION MANAGEMENT, LLC, and
IRON MOUNTAIN GLOBAL, LLC, as Guarantors

By:	/s/ Brian McKeon
Brian McKeon
Executive Vice President and Chief Executive Officer

[Signature Page to U.S. First Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Raymond Delli Colli
	Name:	Raymond Delli Colli
	Title:	Vice President

[Signature Page to U.S. First Supplemental Indenture]

EXHIBIT A

FORM OF NOTES

[This Security is a Global Security within the meaning of the Indenture hereinafter referred to and is registered in the name of the Depository or a nominee of the Depository.  This Security is exchangeable for Securities registered in the name of a Person other than the Depository or its nominee only in the limited circumstances described in the Indenture, and may not be transferred except as a whole by the Depository to a nominee of the Depository, by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such a successor Depository.]

[FACE OF NOTE]

6.000% USD Senior Notes due 2023

No. [   ]

ISIN No.: US46284PAQ72	$[ • ]
CUSIP No.: 46284P AQ7

IRON MOUNTAIN INCORPORATED

promises to pay to CEDE & Co. or registered assigns, the principal sum of [ • ] DOLLARS on [ • ], 2023.

Interest Payment Dates:  February 15 and August 15

Record Dates:  February 1 and August 1

Dated:  [ • ]

IRON MOUNTAIN INCORPORATED

By:
Name:	Brian P. McKeon
Title:	Executive Vice President and
Chief Financial Officer

By:
Name:	Ernest W. Cloutier
Title	Executive Vice President, General Counsel and Secretary

(SEAL)

This is one of the Notes
referred to in the within-
mentioned Indenture:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

6.000% USD Senior Notes due 2023

This Security is a Global Security within the meaning of the Indenture hereinafter referred to and is registered in the name of the Depository or a nominee of the Depository. This Security is exchangeable for Securities registered in the name of a Person other than the Depository or its nominee only in the limited circumstances described in the Indenture, and may not be transferred except as a whole by the Depository to a nominee of the Depository, by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such a successor Depository.

Unless and until it is exchanged in whole or in part for Notes in definitive form, this Note may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository. Unless this certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) (“DTC”), to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as may be requested by an authorized representative of DTC (and any payment is made to Cede & Co. or such other entity as may be requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.                                      INTEREST. Iron Mountain Incorporated, a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 6.000% per annum from August 13, 2013 until August 15, 2023.  The Company shall pay interest, semi-annually in arrears on February 15 and August 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”).  Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be February 15, 2014.  The Company shall pay interest (including post-petition interest to the extent allowed in any proceeding under any Bankruptcy Law) on overdue principal from time to time on demand at a rate equal to the per annum rate on the Notes then in effect; it shall pay interest (including post-petition interest to the extent allowed in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.                                      METHOD OF PAYMENT.  The Company will pay principal, premium, if any, and interest on the Notes in money of the United States that at the time of payment is legal tender for payment of public and private debts. The Company, however, may pay principal, premium, if any, and interest by check payable in such money. It may mail an interest check to a Holder’s registered address.

3.                                      PAYING AGENT AND REGISTRAR.  Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, will act as paying agent, registrar and service agent.  The Notes may be presented for registration of transfer and exchange at the offices of the registrar.  The Company may change any paying agent, service agent or registrar without notice to any Holder.  The Company or any of its Subsidiaries may act in any such capacity.

4.                                      INDENTURE.  The Company issued the Notes under a Senior Indenture dated as of August 13, 2013 (the “Base Indenture”) as supplemented by a First Supplemental Indenture dated as of August 13, 2013 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) among the Company, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code Sections 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes issued under the Indenture are unsecured obligations of the Company.

5.                                      OPTIONAL REDEMPTION.  Prior to August 15, 2018, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 10 nor more than 60 days’ notice, at the Make-Whole Price, plus accrued and unpaid interest to, but excluding, the applicable redemption date. On and after August 15, 2018, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 10 nor more than 60 days’ notice, at the redemption price (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest to, but excluding, the applicable redemption date, if redeemed during the 12-month period beginning on August 15 of the years indicated below:

Year	Percentage

2018	103.000%
2019	102.000%
2020	101.000%
2021 and thereafter	100%

Notwithstanding the foregoing, at any time prior to August 14, 2016 the Company may on any one or more occasions redeem the Notes at a redemption price of 106.000% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the redemption date, with the net cash proceeds of one or more Qualified Equity Offerings; provided that: (i) at least $390.0 million of the aggregate principal amount of the Notes (which may include Additional Notes) issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company or any of its Subsidiaries); and (ii) the redemption must occur within six months of the date of the closing of any such Qualified Equity Offering.

6.                                      NOTICE OF REDEMPTION.  Notice of redemption will be mailed at least 10 days but not more than 60 days before the redemption date to each Holder of the Notes to be redeemed at such Holder’s address of record. The Notes in denominations larger than $2,000 may be redeemed in part but only in integral multiples of $1,000 in excess thereof, unless all the Notes held by a Holder are to be redeemed. In the event of a redemption of less than all of the Notes, the Notes will be chosen for redemption by the Trustee in accordance with the Indenture. On and after the redemption date, interest ceases to accrue on the Notes or portions of them called for redemption.

If this Note is redeemed subsequent to a Record Date with respect to any Interest Payment Date specified above and on or prior to such Interest Payment Date, then any accrued interest will be paid to the Person in whose name this Note is registered at the close of business on such Record Date.

7.                                      MANDATORY REDEMPTION.  Except as set forth in paragraph 8 below, the Company shall not be required to repurchase or to make mandatory redemption payments with respect to the Notes.  There are no sinking fund payments with respect to the Notes.

8.                                      REPURCHASE AT OPTION OF HOLDER.  This Note is subject to purchase at the option of the Holder upon the circumstances set forth in Sections 3.9, 4.15 and 4.16 of the Indenture.

9.                                      DENOMINATIONS, TRANSFER AND EXCHANGE.  The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

10.                               PERSONS DEEMED OWNERS.  The registered Holder of a Note may be treated as its owner for all purposes.

11.                               AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture with respect to the Notes or the Notes may be amended or supplemented with the written consent of the Holders of a majority in principal amount of the Notes and any existing default or compliance with any provision of the Indenture with respect to the Notes or the Notes may be waived with the consent of the Holders of a majority in principal amount of the Notes (including, in each case, Additional Notes, if any). Without the consent of any Holder of the Notes, the Indenture with respect to the Notes or the Notes may be amended or supplemented to, in addition to other events more fully described in the Indenture, cure any ambiguity, defect or inconsistency, provide for uncertificated Notes in addition to or in place of certificated Notes, provide for the assumption of the Company’s obligations to Holders of the Notes in the case of a merger or consolidation, make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA.

12.                               DEFAULTS AND REMEDIES.  An Event of Default with respect to the Notes occurs upon the occurrence of any of the following events: the default for 30 days in the payment when due of interest on the Notes; the default in payment when due of the principal of or premium, if any, on the Notes; the failure by the Company to comply with Section 4.16 of the Indenture; the failure by the Company or any of its Restricted Subsidiaries for 60 days after written notice from the Trustee or Holders of not less than 25% of the aggregate principal amount of the Notes (including Additional Notes, if any) outstanding to comply with any of its other agreements in the Indenture, Notes or the Subsidiary Guarantees; the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 30 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been so accelerated (in each case with respect to which the 30-day period described above has passed), equals $50.0 million or more at any time; the failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $50.0 million, which judgments remain unpaid, undischarged or unstayed for a period of 60 days; certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary; or except as permitted by the Indenture or the Subsidiary Guarantees, any Subsidiary Guarantee issued by a Restricted Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any Restricted Subsidiary or any Person acting on behalf of any Restricted Subsidiary shall deny or disaffirm in writing its obligations under its Subsidiary Guarantee.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary, any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all Notes to be due and payable immediately.

Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee will be required to give notice to Holders of the Notes within 90 days after a default of which the Trustee has knowledge under the Indenture unless the default has been cured or waived. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, premium on, if any, and interest.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any Holders of Notes unless such Holders have offered the Trustee, indemnity or security reasonably acceptable to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, if any, when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless: such Holder has previously given Trustee written notice that an Event of Default is continuing; Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy; such holder or holders offer and, if requested, provide to the Trustee security or indemnity reasonably satisfactory to such Trustee against any loss, liability or expense; Trustee does not comply with such request within 60 days after receipt of the request and the offer of security or indemnity; and during such 60-day period, Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with such request.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture, if the rescission would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest on, the Notes.

13.                               SUBSIDIARY GUARANTEES.  Payment of principal of, premium, if any, and interest (including interest on overdue principal, if any, and interest, if lawful) on the Notes is guaranteed on an unsecured, senior basis by the Guarantors pursuant to Article XIII of the Indenture.

14.                               TRUSTEE DEALINGS WITH COMPANY.  The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

15.                               NO RECOURSE AGAINST OTHERS.  No director, officer, employee, incorporator or stockholder, as such, of the Company or any Guarantor shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Subsidiary Guarantees or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation.  Each Holder by accepting a Note and the related Subsidiary Guarantees waives and releases all such liability.  The waiver and release are part of the consideration for the issuance of the Notes and the Subsidiary Guarantees.

16.                               AUTHENTICATION.  This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

17.                               ABBREVIATIONS.  Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

18.                               CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers, to be provided by the Company, in notices as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice and reliance may be placed only on the other identification numbers placed thereon.

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture.  Requests may be made to:

Iron Mountain Incorporated
745 Atlantic Avenue
Boston, Massachusetts 02111
Attention:  Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:  (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company.  The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.15 or 4.16 of the Indenture, check the box below:

☐                                    Section 4.15

☐                                    Section 4.16

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.15 of the Indenture, state the amount you elect to have purchased:  $

Date:	Your Signature:
(Sign exactly as your name appears on the Note)

Tax Identification No.:

SCHEDULE OF EXCHANGES OF NOTES*

The following exchanges of a part of this Global Note for other Notes have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Authorized Signatory of Trustee or Service Agent

*This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY FUTURE GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of                                 , 20    , among                                (the “Guaranteeing Subsidiary”), a subsidiary of Iron Mountain Incorporated (or its successor), a Delaware corporation (the “Company”),  and Wells Fargo Bank, National Association, a national banking association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of August 13, 2013, as supplemented by the First Supplemental Indenture, dated as of August 13, 2013 (the indenture, as so supplemented, the “Indenture”) providing for the issuance of 6.000% USD Senior Notes due 2023  (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Subsidiary Guarantee”); and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.                                      CAPITALIZED TERMS.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.                                      AGREEMENT TO GUARANTEE.  The Guaranteeing Subsidiary hereby agrees that its obligations to the Holder and the Trustee pursuant to the Subsidiary Guarantee shall be as expressly set forth in Article XIII of the Indenture and in such other provisions of the Indenture as are applicable to the Guarantors, and reference is made to the Indenture for the precise terms of this Supplemental Indenture.  The terms of Article XIII of the Indenture and such other provisions of the Indenture as are applicable to the Guarantors are incorporated herein by reference.

3.                                      EXECUTION AND DELIVERY OF SUBSIDIARY GUARANTEES.

(a)                                 If an Officer whose signature is on this Supplemental Indenture no longer holds that office at the time the Trustee authenticates the Note, the Subsidiary Guarantee shall be valid nevertheless.

(b)                                 The delivery of any Note by the Trustee, after the authentication thereof under the Indenture, shall constitute due delivery of the Subsidiary Guarantee set forth in this Supplemental Indenture on behalf of the Guaranteeing Subsidiary.

4.                                      NO RECOURSE AGAINST OTHERS.  No past, present or future director, officer, employee, incorporator or stockholder of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Company or any Guarantor (including the Guaranteeing Subsidiary) under the

Notes, any Subsidiary Guarantee, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of the Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.

5.                                      NEW YORK LAW TO GOVERN.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

6.                                      COUNTERPARTS.  This Supplemental Indenture may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument.

7.                                      EFFECT OF HEADINGS.  The Section headings herein are for convenience only and shall not affect the construction hereof.

8.                                      THE TRUSTEE.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

Dated:                               , 20

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

[COMPANY]

By:
Name:
Title:

[TRUSTEE],
as Trustee

By:
Authorized Signatory